UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________

                                   FORM 8-K

                                CURRENT REPORT
                             _____________________

                    Pursuant to Section 13 OR 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): December 14, 2004


                             Wynn Resorts, Limited
            (Exact Name of Registrant as Specified in its Charter)


          Nevada                      000-50028               46-0484987
(State or Other Jurisdiction    (Commission File Number)    (I.E. Employer
  of Incorporation)                                         Identification No.)


       3131 Las Vegas Boulevard South
             Las Vegas, Nevada                                  89109
  (Address of Principal Executive Offices)                    (Zip Code)


                                 (702) 770-7555
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 8.01.   Other Events.

On December 14, 2004, Wynn Las Vegas, LLC, a subsidiary of the Registrant, entered into an interest rate swap agreement with Deutsche Bank AG and JPMorgan Chase Bank, NA (together, the "Banks") to hedge a portion of the underlying interest risk on future borrowings under Wynn Las Vegas' new $1.0 billion credit facility. Pursuant to the hedge agreement, Wynn Las Vegas will pay to the Banks a fixed interest rate of approximately 3.8% on borrowings estimated to be incurred under the $400 million term loan portion of the credit facilities, in exchange for payments from the Banks on the same amounts at a variable interest rate based on the applicable London Interbank Offered Rate ("LIBOR") at the time of payment. The term of the hedge agreement is March 15, 2005 through December 31, 2008. Wynn Las Vegas' credit facility currently provides for interest charged on outstanding borrowings at LIBOR plus up to 2.25% on up to $600 million of revolving loans and LIBOR plus up to 2.125% on up to $400 million of available term loans. Wynn Las Vegas currently has no amounts outstanding under the credit facility. As a result of this hedge agreement, and the recent issuance of $1.3 billion of 6.625% First Mortgage Notes due 2014 by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., interest rates are effectively fixed on approximately 74% of Wynn Las Vegas, LLC's total available debt.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 17, 2004

                                            Wynn Resorts, Limited


                                            By: /s/ Marc Schorr
                                                ------------------------------
                                                Marc Schorr
                                                Chief Operating Officer